Exhibit 99.1

Emisphere Restructures Debt Agreements, Providing Greater

Stability for Business Growth and Expansion

ROSELAND, N.J., December 9, 2016 (GLOBE NEWSWIRE) — Emisphere Technologies, Inc. (OTCBB:EMIS) announced today that it has reached agreement with MHR Fund Management LLC, and certain of its affiliated funds (“MHR”) to waive certain of the terms of the Company’s existing obligations under the loan facility and various promissory notes previously issued to MHR, and the royalty agreement (“Royalty Agreement”) which provides for payments to MHR based on sales of the Company’s Eligen® B12 product, in addition to revising the royalty payment terms of the Company’s existing GLP-1 (Semaglutide) Development and License Agreement (“GLP-1 Agreement”) with Novo Nordisk A/S (NYSE:NVO).

Reduction in Principal Loan Amount. MHR agreed to revise the terms of the loan facility to provide for a permanent reduction of $7 million to the outstanding principal amount owed to MHR. This reduction will become effective upon the first commercial sale of a product under the GLP-1 Agreement.

Suspension of cash sweep and permanent waiver of existing $7M obligation to MHR. The cash proceeds sweep provided for in both the loan facility and certain of the promissory notes has been suspended until October 2018, except in certain circumstances where proceeds subject to the sweep exceed $5 million in any twelve month period. In addition, MHR agreed to irrevocably waive the application of the cash proceeds sweep that would have required payment to MHR of approximately $7 million resulting from proceeds received by the Company from Novo Nordisk in 2015.

Waiver of royalty payments and Eligen® B12 sales milestone obligations. MHR further agreed to waive its right to payments owed to it under the Royalty Agreement in respect of net sales of Eligen® B12 during the 2015 fiscal year, and any event of default under the loan facility or certain promissory notes resulting from the Company’s failure to timely satisfy future Eligen® B12 sales milestones, as specified therein.

Novo Nordisk Royalty Payment to MHR. The payment terms of the GLP-1 Agreement were revised to provide for payment by Novo Nordisk directly to MHR of a portion of any royalties payable to the Company under the terms of the GLP-1 Agreement equal to .5% of net sales for any licensed product subject to the GLP-1 Agreement.

“We are most enthusiastic to have the continued financial support and latitude extended by the new debt restructuring agreement with MHR. The management team highly values their firm vote of confidence in Emisphere’s prospective business plan, the potential of Oral GLP-1, and the solid runway to realize the promise of additional future growth initiatives” said Alan L. Rubino, Chief Executive Officer and President of Emisphere.

ABOUT ELIGEN® TECHNOLOGY

Emisphere’s broad-based drug delivery technology platform, known as the Eligen® Technology, uses proprietary, synthetic chemical compounds, known as Emisphere delivery agents, or carriers. Emisphere’s Eligen® Technology makes it possible to deliver a therapeutic molecule without altering its chemical form or biological integrity.

ABOUT EMISPHERE

Emisphere is a a pharmaceutical and drug delivery company. The Company launched its first prescription product, oral Eligen B12™, in the U.S. in March 2015 and is currently engaged in strategic discussions to optimize its economic value in the U.S. and global markets. Beyond Eligen B12™, the Company utilizes its proprietary Eligen® Technology to create new oral formulations of therapeutic agents. Emisphere is currently partnered with global pharmaceutical companies for the development of new orally delivered therapeutics and also pursuing licensing opportunities for its oral Eligen B12 asset. For more information, please visit www.emisphere.com.

EMISPHERE SAFE HARBOR STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements in this release or oral statements made by representatives of Emisphere relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, the sufficiency of the Company’s cash position, the Company’s ability to enter into strategic partnerships, the Company’s ability to capture market share for oral Eligen B12™ or any potential products, the success of the Company’s commercialization initiatives, the Company’s ability to enter into and maintain strategic partnerships, the Company’s ability and/or that of its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” identified in the documents Emisphere has filed, or will file, with the Securities and Exchange Commission (“SEC”). There can be no assurance that any of the development or sales milestones in the Development and License Agreement will be met or that such milestone payments will be received or that Novo Nordisk will be able to successfully commercialize any of the product candidates. Copies of Emisphere’s filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. Emisphere expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Emisphere’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

COMPANY CONTACTS:

Alan L. Rubino, CEO

973.532.8000

arubino@emisphere.com